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                                                                     EXHIBIT 5.1

P.B.P. Bevan
Group General Counsel
BP Amoco Legal

BP Amoco p.l.c.
Britannic House
1 Finsbury Circus
London EC2M 7BA

Switchboard: 0171-496 4000
Central Fax: 0171-496 4630
Telex: 888811

Direct Line: 0171-496 4013
Direct Fax: 0171-496 4592
Reference:

April 17, 2000

The Directors
BP Amoco p.l.c.
Britannic House
1 Finsbury Circus
London EC2M 7BA

Dear Sirs:

RE: Registration Statement on Form S-8 (the "Registration Statement")

1. This Opinion is given in connection with the registration under the United
   States Securities Act of 1933, as amended (the "Act") of      million
   Ordinary Shares of U.S. $.25 each ("Ordinary Shares") of BP Amoco p.l.c., an English public limited company (the "Company") to be issued in connection with the Atlantic Richfield Company Capital Accumulation Plan II, the CH-Twenty, Inc. Capital Accumulation Plan (the "CH-Twenty Plan"), the 1985 Atlantic Richfield Company Executive Long-Term Incentive Plan, and the Atlantic Richfield Company Stock Option Plan for Outside Directors (collectively, the "Plans").

2. This Opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

3. I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this Opinion.

4. In rendering this Opinion I have assumed that a meeting of the Board of Directors of the Company will be duly convened and shall duly resolve to allot and issue Ordinary Shares in connection with the CH-Twenty Plan and that such resolution and the resolutions passed at a meeting of the Board of Directors of the Company on 7th July, 1999 and at a general meeting of the shareholders of the Company on 1st September, 1999 authorizing the allotment and issue of Ordinary Shares in connection with the Plans other than the CH-Twenty Plan shall not be subsequently amended or revoked prior to the allotment and issuance of the Ordinary Shares.

5. On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as I consider relevant, I am of the opinion that (i) the Company has been duly organized and is an existing corporation in good standing under the laws of England, and (ii) any Ordinary Shares to be issued by the Company pursuant to and in accordance with the Plans will, when so issued, be legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).
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   I consent to the filing of this Opinion as an exhibit to the Registration
Statement on Form S-8 relating to such Ordinary Shares. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

                                          Yours faithfully,

                                                 /s/ P. B. P. Bevan
                                          _____________________________________
                                                     P. B. P. BEVAN
                                                  Group General Counsel